Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

98% Principal Protected Five Asian Currency Basket Bull Notes due July 2009
Final Term Sheet

Principal Amount:	$30,481,000.

Pricing Date:	January 11, 2008

Issue Date:	January 25, 2008

Maturity Date:

July 25, 2009 unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day (unless the next day that is a Business Day falls in the next calendar month, in which case the Maturity Date will be the immediately preceding Business Day).

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Basket Currencies:	Chinese Renminbi (“CNY”), Indonesian Rupiah (“IDR”), Malaysian Ringgit (“MYR”), Philippine Peso (“PHP”) and Singapore Dollar (“SGD”).

CCY Initial:	The spot exchange rate between such Basket Currency and the U.S. dollar, as calculated on the Pricing Date, which are:

CNY per U.S. Dollar (“USD”) = 7.2600

IDR per USD = 9440

MYR per USD = 3.2600

PHP per USD = 40.68

SGD per USD = 1.4320

CCY Final:	For each Basket Currency, the spot exchange rate between such Basket Currency and the U.S. Dollar expressed as the amount of the applicable Basket Currency unit per USD for customary settlement in the spot foreign exchange market as determined by the Calculation Agent in its sole discretion at 10:00 a.m. (New York time) on the Determination Date on the following Reuters Pages:

CNY = SAEC

IDR =ABSIRFIX01

MYR = ABSIRFIX01

PHP =PDSPESO

SGD = ABSIRFIX01

Redemption Amount:	On the Maturity Date an amount which will be:

If the Basket Performance is greater than 0.0%, a percentage of the principal amount of your note equal to 98% plus (the leverage factor of 1.15 times the Basket Performance); or

If the Basket Performance is equal to or less than less than 0.0%, 98% of the principal amount of your note.

Determination Date:

July 13, 2009, unless such day is not a Business Day, in which case the Determination Date shall be the next day that is a Business Day, unless it would thereby fall in the next calendar month, in which the Determination Date will be the immediately preceding Business Day.

CUSIP:	00254EDZ2

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.